Exhibit 10.1

2025 Annual Performance Plan

The Annual Performance Plan has been established to achieve the Corporation’s objectives while rewarding employees commensurate with individual performance and their contribution to the success of the Corporation.

It is expected that the program will:

1.	Effectively motivate employees to contribute to the profitability of Washington Trust Bancorp, Inc. (the “Corporation”).

2.	Attract and retain a highly qualified workforce for the Corporation and its subsidiaries and affiliates (“Washington Trust”).

Eligibility

Participants of the Plan are full-time, part-time, and peak-time employees. Summer and temporary employees are excluded from participation.

New employees hired prior to October 1 participate in the Plan immediately upon the date of hire. No one is permitted to enter the Plan for the current Plan year after October 1.

Employees who participate in the company’s other major incentive plans, including but not limited to, the Retail Banking Incentive Plan, Outside Mortgage Originator Commission Program, Mortgage Lending Support Staff Bonus Plan, Commercial Lending Incentive Plan, Wealth Strategies Sales Incentive Program and Wealth Management Incentive Plan are excluded from the Plan.

Target Incentive Payments

Each participant is assigned a target incentive opportunity expressed as a percentage of Plan Earnings and allocated between Corporate and Individual Performance Components based on the participant’s position (outlined below). The target Bonus Pool is the sum of all participants’ target incentive opportunities.

Title/ Position	Corporate Performance Component	Individual Performance Component
CEO/COO	70%	30%
Vice Chairman, Senior EVPs, EVPs and SVPs	60%	40%
Director/Assistant Director of Internal Audit	0%	100%
Certain Consumer Lending Positions	40%	60%
All Other Employees	50%	50%

The allocation to corporate performance may be reduced for any employee deemed to be a ‘loan originator’ under Regulation Z in order to comply with the limit on profit-based compensation for these individuals.

At the end of the Plan year, the available Bonus Pool is determined based on actual results. Individual payouts are then allocated to each participant based on individual performance and contribution to the Corporation’s success.

Awards made to participants under this Plan are intended to be performance-based awards granted under Section 10 of the Washington Trust Bancorp, Inc. 2022 Long Term Incentive Plan and are subject to the requirements of such plan.

Final Approved by the Compensation & Human Resources Committee – 03/18/2025

Corporate Performance Component

Corporate performance will be determined based on the following financial performance metrics, with each metric receiving equal weighting of one-half of the Corporate Performance Component:

▪	Corporation Pre-tax Pre-Provision Net Revenue (“PPNR”) – Net interest income (interest income minus interest expense) plus noninterest income minus noninterest expense, including losses from operational-risk events and OREO expenses.

▪	Corporation Return on Average Assets (“ROAA”) – Net income divided by average total asset value.

Goals for each performance metric will be recommended each Plan year by management and approved by the Compensation and Human Resources Committee of the Board of Directors (the “Committee”). The actual payout for each of performance metric will be measured separately and determined based on actual results according to the following table.

	Threshold	Target	Maximum
Performance Range for PPNR and ROAA Goals	80% of Goal	100% of Goal	120% of Goal
Payout Range for Goal Achievement	50% of Target Award Opportunity	100% of Target Award Opportunity	150% of Target Award Opportunity

Awards between performance levels will be calculated using straight-line interpolation to reward incremental achievement. No award will be paid out if actual results are below threshold-level performance.

The Committee has the authority adjust performance metrics, metric weightings, goals, and participant award opportunities. These adjustments are generally made at the beginning of each year. In special situations, the Committee has the authority to make adjustments during the Plan year or in the course of determining the final Bonus Pool or participant award payout.

Performance results will be based on GAAP earnings, adjusted to reflect each performance metric’s definition and reconciled with publicly released results. The Committee will have the discretion to further modify goals or results (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Corporation or the financial statements of the Corporation; (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (iv) in the event of a major credit event affecting Corporation performance. This would include, but is not limited to, one-time acquisition-related expenses and impact of stock repurchases, if applicable, to the extent such impact was not a factor in setting the original goals.

Individual Performance Component

Individual performance is determined based on job performance and achievement of personal objectives. Each year, managers set performance expectations and objectives for each participant. At the end of the year, the manager assesses individual performance with consideration to both normal job duties as well as achievement of specific goals.

The manager recommends a payment level of 0% to 150%, subject to the review of the appropriate senior manager, Human Resources, Executive Management (defined as the CEO and/or the COO) and/or the Committee. The decision of these parties is considered final. Any amounts not paid to a participant as a result of that participant not fully meeting individual goals or performance expectations may be reallocated to any employee who demonstrated extraordinary performance, at the recommendation of the appropriate senior manager, Human Resources, and Executive Management.

Final Approved by the Compensation & Human Resources Committee – 03/18/2025

Administrative Details

▪	The Board of Directors has delegated responsibility to the Committee for (a) establishing the annual terms of the Plan including target payout levels and the relationship of target payout levels to target profitability measures; and (b) authorizing payments, including the individual awards made to Executive Officers and senior management, and the aggregate awards made to all other employees.

▪	The Committee shall rely on the independent directors of the Board to assess the performance of the CEO, and will consider this assessment in determining compensation for the CEO. The CEO will present an assessment of the performance of the COO and other Executive Officers and senior managers, and the Committee will consider this assessment in determining compensation for these employees. The Committee has delegated responsibility for determining performance for all other employees to the CEO, COO and appropriate members of management.

▪	Payments under this Plan are subject to the provisions of the Washington Trust Bancorp, Inc. Incentive Compensation Clawback and Forfeiture Policy which, among other things, requires Executive Officers to reimburse the Corporation for any Plan payment that would not have been earned if the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under Federal securities laws.

▪	Regardless of the actual award levels determined by the Plan parameters for both the Corporate and Individual Performance Components, Executive Management and the Committee reserve the right to modify any award upward or downward. The Committee may approve additional accruals to fund such adjustments and/or reallocate any amounts not otherwise paid to a participant. Any unpaid amounts will not be carried forward to the next year and there is no requirement to expend the entire bonus pool.

▪	An individual is expected to fully meet all major job requirements in order to qualify for incentive compensation. Once the incentive award (if any) has been determined, the actual award to be paid may be modified at the recommendation of the senior manager, Human Resources, and Executive Management to reflect individual performance. The decision of these individuals will be considered final.

▪	Incentive compensation will be paid as soon as practicable after final results can be quantified, but in no event later than March 15 of the year following the Plan year for which the payment is being made. Participants must be active Washington Trust employees or retirees on December 31st of the Plan year in order to qualify for payment. For this purpose, a “retiree” is a participant who has terminated employment with Washington Trust after attaining age 65 or after attaining age 55 with at least ten years of service during the Plan year. Participants who terminate employment (for reasons other than retirement) prior to December 31st of the Plan year will not be eligible to receive any payment from the Plan. Employees who retire from eligible status may be eligible for a pro-rated payment; provided that all post-employment payments are at the discretion of Executive Management.

▪	Washington Trust intends that this Plan and all payments hereunder will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as “short term deferrals.” To the extent that any provision of this Plan is ambiguous as to its exemption from Section 409A of the Code, the provision shall be read in a manner consistent with such intent.

▪	Plan Earnings are based upon regular wages for 26 biweekly pay periods. In the event that there are 27 biweekly pay periods during a calendar year, only the last 26 biweekly pay periods will be considered.

▪	This is not a tax qualified plan, which means that all payments are subject to ordinary taxation.

▪	Participants are expected to be forthright and honest with regard to all items submitted in calculating incentive payments. Any intent to deceive or defraud will result in disciplinary action up to and including termination.

▪	Eligibility to participate in this program does not confer any right on the participant to continue in employment or limit, in any way, Washington Trust’s right to terminate at will.

▪	A violation of policy can result in loss of incentive compensation for both the employee and his/her manager, as well as loss of employment.

▪	The Committee and the Board of Directors reserve the right to suspend, modify or terminate the Plan at any time.

Final Approved by the Compensation & Human Resources Committee – 03/18/2025